Exhibit 99.1

NORTHSTAR REALTY FINANCE

ANNOUNCES THIRD QUARTER 2013 RESULTS

Third Quarter 2013 Highlights

•                  Cash available for distribution (“CAD”) of $0.28 per share.

•                  Increased third quarter 2013 cash dividend to $0.21 per common share, representing a 110% increase over the last nine quarters.

•                  Funded $1.1 billion of investments in the third quarter 2013, representing $722 million of invested equity.

•                  Total capital raised to date of $1.2 billion in our non-traded REIT business, including $51 million in our second non-traded REIT, NorthStar Healthcare.

NEW YORK, NY, November 1, 2013 - NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the third quarter ended September 30, 2013.

Third Quarter 2013 Results

NorthStar reported cash available for distribution (“CAD”) for the third quarter 2013 of $64.7 million, or $0.28 per share. Net loss to common stockholders for the third quarter 2013 was $(151.0) million, or $(0.68) per diluted share, compared to a net loss to common stockholders of $(149.6) million, or $(1.11) per diluted share for the third quarter 2012.  For more information and a reconciliation of CAD to net income (loss) to common stockholders, please refer to the tables on the following pages.

On September 30, 2013, NorthStar deconsolidated N-Star CDOs IV, VI and VIII and the CapLease CDO. Upon deconsolidation of these CDOs, NorthStar recorded on its consolidated balance sheet the fair value of the N-Star CDO bonds, of which a majority were previously repurchased at a discount to par, and the fair value of the N-Star equity interests in these CDOs. In July 2013, NorthStar deconsolidated N-Star CDO VII. Net loss to common stockholders for the third quarter 2013 included a $(254.2) million loss as a result of the deconsolidation of these CDOs, which was predominately due to the reversal of the unrealized gains on the CDO liabilities that were recorded in prior periods as a result of the election of the fair value option.  This loss is not included in CAD and adjusted funds from operations.

David T. Hamamoto, chairman and chief executive officer, commented “NorthStar continues to successfully implement its overall business strategy.  The winding down of our legacy portfolio, as evidenced by the liquidation of certain of our CDOs and this quarter’s deconsolidation of other CDOs, is important for a number of reasons, including providing further transparency into the high quality business that we have created.  With our ‘legacy mortgage REIT’ portfolio rapidly becoming a very small portion of NorthStar’s overall value proposition, we are confident that investors will begin to see the existing business for what it truly is — a broad-based and diversified commercial real estate and asset management business.”

Mr. Hamamoto continued, “We continue to build momentum in our asset management business.  The capital raising pace for NorthStar Healthcare Income, our second non-traded REIT, has recently accelerated to over $2 million per day and NorthStar Real Estate Income II, our third non-traded REIT, has recently signed selling agreements with financial advisory firms to cover more than 47,000 registered representatives. While we certainly expect the capital raising pace for our second and third non-traded REITs to accelerate significantly in the coming months, we are also focused on growing our asset management business beyond our existing non-traded REITs.”

Investments

CRE Loans

During the third quarter 2013, NorthStar invested in 11 commercial real estate loans with a $329 million aggregate principal amount, which were funded without utilizing financing. NorthStar anticipates financing certain of these loans and expects to generate a weighted average initial current yield on invested equity of approximately 14%.

Real Estate

During the third quarter 2013, NorthStar acquired a multifamily property comprised of approximately 490 units for a purchase price of $40 million, which was financed with a non-recourse mortgage of $30 million at a fixed interest rate of 3.69%.  NorthStar expects to earn an initial current yield of approximately 14% on its $10 million of invested equity.

Opportunistic Investments

During the third quarter 2013, NorthStar funded $357 million related to its proportional interest in the acquisition of up to 25 limited partnership interests in real estate private equity funds (“Funds”) with an aggregate reported NAV of $925 million as of September 30, 2012. The Funds were acquired through a joint venture between NorthStar, NorthStar Real Estate Income Trust, Inc. (“NorthStar Income”) and Goldman Sachs Asset Management, which is owned 70%, 15% and 15%, respectively.  For additional details regarding this transaction, please refer to the tables on the following pages.

CDO Bonds

The principal proceeds NorthStar could receive from CDO bonds acquired during the third quarter is $39 million, which were purchased for $26 million and had a weighted average original credit rating of AA+/Aa1. Since the beginning of 2013, NorthStar received total proceeds of approximately $160 million from the sales and paydowns of N-Star CDO bonds, including the May 2013 N-Star CDO II liquidation.

Investment Pipeline

NorthStar will be providing additional information regarding investments that are in execution on its 10:00 am conference call.

NorthStar’s assets under management, including assets of deconsolidated CDOs, totaled approximately $10.1 billion as of September 30, 2013.

For additional details regarding NorthStar and its investments, please refer to the corporate presentation that will be posted on NorthStar’s website, www.nrfc.com.

Asset Management Business

Year-to-date, NorthStar made an aggregate of approximately $926 million of investments on behalf of NorthStar’s sponsored non-traded REITs.

NorthStar Realty Securities, LLC currently has total signed selling agreements, on behalf of NorthStar Healthcare Income, Inc. (“NorthStar Healthcare”), with broker-dealers covering more than 48,000 registered representatives and on behalf of NorthStar Real Estate Income II, Inc. (“NorthStar Income II”), with broker-dealers covering more than 47,000 registered representatives.  NorthStar expects to earn annual net fees approximately equal to three percentage points based on total capital raised for each of our current non-traded REITs.

During the third quarter 2013, NorthStar earned $6.8 million of fees from its management of its sponsored non-traded REITs.  In addition, during the third quarter 2013, NorthStar received collateral management and other fees from its consolidated CDOs of $3.1 million, which were eliminated in NorthStar’s consolidated statement of operations during the third quarter.  For CDOs that are deconsolidated, in future reporting periods any collateral management and other fees will no longer be eliminated and will be reported in NorthStar’s consolidated statement of operations.

Liquidity, Financing and Capital Markets Highlights

As of October 31, 2013, unrestricted cash was approximately $345 million.

During the third quarter 2013, NorthStar Income completed a $532 million securitization collateralized by commercial real estate loans. NorthStar contributed senior participations of certain originated commercial real estate loans, including an interest in the leasehold mortgage on the Milford Plaza hotel, and retained $124 million of participations in these loans. NorthStar expects to earn a yield of approximately 13% on its retained participations, inclusive of fees and estimated transaction expenses.  NorthStar, together with NorthStar Income, retained an aggregate 35% ownership interest in the Milford Plaza hotel and retail component of the hotel.

In July 2013, NorthStar issued $45 million of 5.375% exchangeable senior notes upon the exercise of the underwriters’ over-allotment option in connection with NorthStar’s June offering.

In August 2013, NorthStar issued 40.25 million shares of its common stock, inclusive of the over-allotment option shares, at a public offering price of $9.60 per share and received net proceeds of $376 million.

Currently, NorthStar’s only near-term unsecured corporate debt obligations relate to its $13 million principal amount of 7.25% notes which are payable in June 2014 at the holders’ option.

Portfolio Management

As of September 30, 2013, NorthStar did not have any loans on non-performing status (“NPL”).  NorthStar categorizes a loan as a NPL if it is in maturity default and/or is past due 90 days on its contractual debt service payments.  During the third quarter, NorthStar reversed  $11.1 million of reserves, primarily related to a loan that is expected to pay off at par during the fourth quarter 2013.

As of September 30, 2013, NorthStar’s manufactured housing communities portfolio was 86% occupied.  As of September 30, 2013, NorthStar’s net lease portfolio was 97% leased with a 5.0 year weighted average remaining lease term.  As of September 30, 2013, NorthStar’s healthcare portfolio that was leased to third-party operators was 99% leased with a weighted average lease coverage of 1.13x and a 6.5 year weighted average remaining lease term.  For additional details regarding NorthStar’s real estate portfolio, please refer to the tables on the following pages.

Stockholders’ Equity

As of September 30, 2013, NorthStar had 248,978,402 total common shares and operating partnership units outstanding.  GAAP book value per share was $5.21 as of September 30, 2013.  Adjusted book value at September 30, 2013 would be $6.46 per share, which (i) adds back accumulated depreciation and amortization on owned real estate; (ii) takes into account the expected recovery value of our N-Star CDO bonds and (iii) subtracts net unrealized gain (loss) of assets and liabilities of consolidated CDOs.  GAAP book value (with respect to deconsolidated CDOs) and adjusted book value (with respect to all CDOs) reflect the fair value of the N-Star CDO equity interests discounted at 18-20% and assumes no recovery of $177 million of previously recorded loan loss reserves.

Book value and adjusted book value do not take into consideration any value related to the following:

•                   in-place and anticipated advisory fee income streams generated by NorthStar’s sponsored non-traded REITs;

•                   NorthStar’s wholly owned broker-dealer;

•                  potential upside in NorthStar’s limited partnership interests in real estate private equity funds; or

•                  potential appreciation above the original cost basis of our $2.6 billion real estate portfolio.

For a reconciliation of adjusted book value per share to GAAP book value per share, please refer to the tables on the following pages.

Common Dividend Announcement

On October 30, 2013, NorthStar announced that its Board of Directors declared a cash dividend of $0.21 per share of common stock, payable with respect to the quarter ended September 30, 2013.  The dividend is expected to be paid on November 15, 2013 to shareholders of record as of the close of business on November 11, 2013. The Company’s common shares will begin trading ex-dividend on November 6, 2013.

Earnings Conference Call

NorthStar will hold a conference call to discuss third quarter 2013 financial results on November 1, 2013, at 10:00 a.m. Eastern time.  Hosting the call will be David Hamamoto, chairman and chief executive officer; Albert Tylis, president; Daniel Gilbert, chief investment and operating officer; and Debra Hess, chief financial officer.

The call will be webcast live over the Internet from NorthStar’s website, www.nrfc.com, and will be archived on the Company’s website.  The call can also be accessed live over the phone by dialing 877-941-9205, or for international callers, by dialing 480-629-9771.

A replay of the call will be available one hour after the call through Friday, November 8, 2013 by dialing 800-406-7325 or, for international callers, 303-590-3030, using pass code 4646125.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a diversified commercial real estate investment and asset management company that is organized as an internally managed REIT.  For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.

Consolidated Statements of Operations (Unaudited)

($ in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net interest income
Interest income	$75,141	$82,558	$218,624	$243,367
Interest expense on debt and securities	10,132	12,304	33,117	38,569
Net interest income on debt and securities	65,009	70,254	185,507	204,798

Other revenues
Rental and escalation income	72,909	29,095	177,018	85,076
Commission income, related party	1,639	12,213	51,214	28,291
Advisory and other fees, related party	6,816	1,507	17,111	4,766
Other revenue	1,778	366	3,452	1,996
Total other revenues	83,142	43,181	248,795	120,129
Expenses
Other interest expense	41,747	23,618	102,811	67,316
Real estate properties – operating expenses	23,926	4,814	50,616	13,184
Commission expense	1,629	11,070	46,504	25,538
Other expenses	1,207	1,120	4,020	4,191
Transaction costs	298	—	10,801	2,433
Provision for (reversal of) loan losses, net	(11,122)	6,360	(8,786)	19,737
General and administrative
Salaries and equity-based compensation (1)	17,130	13,691	52,589	41,764
Other general and administrative	5,094	5,801	16,774	14,991
Total general and administrative	22,224	19,492	69,363	56,755
Depreciation and amortization	33,905	11,635	70,828	36,419
Total expenses	113,814	78,109	346,157	225,573
Income (loss) from operations	34,337	35,326	88,145	99,354
Equity in earnings (losses) of unconsolidated ventures	31,013	421	54,445	(416)
Other income (loss)	—	—	—	20,258
Unrealized gain (loss) on investments and other	16,565	(202,019)	(28,513)	(413,073)
Realized gain (loss) on investments and other	30,567	15,221	47,611	35,768
Gain (loss) from deconsolidation of N-Star CDOs	(254,206)	—	(254,206)	—
Income (loss) from continuing operations	(141,724)	(151,051)	(92,518)	(258,109)
Income (loss) from discontinued operations	(25)	411	(81)	506
Gain on sale from discontinued operations	—	29	—	314
Net income (loss)	(141,749)	(150,611)	(92,599)	(257,289)
Less: net (income) loss attributable to non-controlling interests	6,313	7,704	5,493	13,911
Preferred stock dividends	(15,591)	(6,671)	(39,925)	(17,629)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(151,027)	$(149,578)	$(127,031)	$(261,007)

Earnings (loss) per share:
Basic	$(0.68)	$(1.11)	$(0.63)	$(2.16)
Diluted	$(0.68)	$(1.11)	$(0.63)	$(2.16)

Weighted average number of shares:
Basic	222,206,091	134,272,289	199,409,945	120,491,186
Diluted	231,469,244	140,609,372	208,550,350	126,445,659

Dividends declared per share of common stock	$0.21	$0.17	$0.60	$0.48

(1)         The three months ended September 30, 2013 and 2012 include $3.4 million and $2.9 million, respectively, of equity-based compensation expense. The nine months ended September 30, 2013 and 2012 include $13.6 million and $10.0 million of equity-based compensation expense, respectively.

NorthStar Realty Finance Corp.

Consolidated Balance Sheets

($ in thousands, except share data)

	September 30, 2013	December 31,
	(Unaudited)	2012

Assets
Cash and cash equivalents	$329,403	$444,927
Restricted cash	217,401	360,075
Operating real estate, net	2,145,223	1,401,658
Real estate debt investments, net	1,177,517	1,832,231
Investments in private equity funds, at fair value	624,652	—
Investments in and advances to unconsolidated ventures	55,550	111,025
Real estate securities, available for sale	1,010,336	1,124,668
Receivables, net of allowance of $1,006 as of September 30, 2013 and $1,526 as of December 31, 2012	26,846	28,413
Receivables, related parties	19,633	23,706
Unbilled rent receivable, net of allowance of $314 as of September 30, 2013	14,576	16,129
Derivative assets, at fair value	6,393	6,229
Deferred costs and intangible assets, net	90,484	97,700
Assets of properties held for sale	1,595	1,595
Other assets	108,969	65,422
Total assets(1)	$5,828,578	$5,513,778

Liabilities
Mortgage and other notes payable	$1,785,711	$1,015,670
CDO bonds payable	866,161	2,112,441
Securitization bonds payable	97,919	98,005
Credit facilities	23,594	61,088
Secured term loan	—	14,664
Exchangeable senior notes	555,432	291,031
Junior subordinated notes, at fair value	192,279	197,173
Accounts payable and accrued expenses	79,007	45,895
Escrow deposits payable	111,394	90,032
Derivative liabilities, at fair value	68,892	170,840
Other liabilities	34,798	86,075
Total liabilities(2)	3,815,187	4,182,914

Commitments and contingencies
Equity
NorthStar Realty Finance Corp. Stockholders’ Equity
Preferred stock, $736,640 and $536,640 aggregate liquidation preference as of September 30, 2013 and December 31, 2012, respectively	697,352	504,018
Common stock, $0.01 par value, 500,000,000 shares authorized, 239,745,742 and 163,607,259 shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	2,397	1,636
Additional paid-in capital	1,906,658	1,195,131
Retained earnings (accumulated deficit)	(625,168)	(376,685)
Accumulated other comprehensive income (loss)	(1,439)	(22,179)
Total NorthStar Realty Finance Corp. stockholders’ equity	1,979,800	1,301,921
Non-controlling interests	33,591	28,943
Total equity	2,013,391	1,330,864
Total liabilities and equity	$5,828,578	$5,513,778

(1) Assets of consolidated VIEs included in the total assets above:
Restricted cash	$63,375	$320,815
Operating real estate, net	6,677	342,461
Real estate debt investments, net	435,172	1,478,503
Investments in and advances to unconsolidated ventures	—	59,939
Real estate securities, available for sale	680,288	1,015,972
Receivables, net of allowance	8,526	16,609
Unbilled rent receivable	—	2,125
Deferred costs and intangible assets, net	—	37,753
Assets of properties held for sale	1,595	1,595
Other assets	1,157	12,689
Total assets of consolidated VIEs	$1,196,790	$3,288,461

(2) Liabilities of consolidated VIEs included in the total liabilities above:
Mortgage and other notes payable	$—	$228,446
CDO bonds payable	866,161	2,112,441
Secured term loan	—	14,664
Accounts payable and accrued expenses	4,525	13,626
Escrow deposits payable	15,269	67,406
Derivative liabilities, at fair value	68,892	170,840
Other liabilities	3,477	25,144
Total liabilities of consolidated VIEs	$958,324	$2,632,567

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of NorthStar’s historical or future financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules.  These include: Cash Available for Distribution (“CAD”), Funds From Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”).   NorthStar believes these metrics can be useful measures of its performance which are further defined below.

Cash Available for Distribution (CAD)

CAD is a non-GAAP financial measure. We believe that CAD provides investors and management with a meaningful indicator of operating performance. Management also uses CAD, among other measures, to evaluate profitability and our board of directors considers CAD in determining our quarterly cash dividends. We also believe that CAD is useful because it adjusts for a variety of non-cash items (such as depreciation and amortization, equity-based compensation, realized gain (loss) on investments, provision for (reversal of) loan losses and non-cash interest income and expense items). Furthermore, CAD adjusts N-Star CDO bond discounts to record such investments on an effective yield basis over the expected weighted average life of the investment.  CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally.

We calculate CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interest in the Operating Partnership and the following items: depreciation and amortization items including depreciation and amortization, straight-line rental income or expense, amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other, and equity-based compensation; cash flow related to N-Star CDO equity interests; accretion of unconsolidated N-Star CDO bond discounts; non-cash net interest income in consolidated N-Star CDOs; unrealized gains (losses) from the change in fair value; realized gain (loss) on investments and other; provision for (reversal of) loan losses; impairment on depreciable property; acquisition gains or losses; distributions to joint venture partners; transaction costs; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items.  For example, CAD has been adjusted to exclude non-recurring gain (loss) from deconsolidation of N-Star CDOs.  These items, if applicable, include any adjustments for unconsolidated ventures.

CAD should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.  In addition, our methodology for calculating CAD may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

The following table presents a reconciliation of CAD to net income (loss) attributable to common stockholders for the three and nine months ended September 30, 2013 (dollars in thousands):

Reconciliation of Cash Available for Distribution

(Amount in thousands except per share data)

	Three Months Ended	Nine Months Ended
	September 30, 2013	September 30, 2013

Net income (loss) attributable to common stockholders	$(151,027)	$(127,031)
Non-controlling interest in Operating Partnership	(6,296)	(5,184)
(Gain) loss from deconsolidation of N-Star CDOs	254,206	254,206
Subtotal	96,883	121,991

Adjustments:
Depreciation and amortization items (1)	44,701	105,682
N-Star CDO bond discounts (2)	8,963	36,965
Non-cash net interest income in consolidated N-Star CDOs	(16,959)	(44,144)
Unrealized (gain) loss from fair value adjustments	(27,944)	(15,540)
Realized (gain) loss on investments	(30,567)	(47,611)
Provision for (reversal of) loan losses	(11,122)	(8,786)
Distributions to joint venture partners	(303)	(806)
Other (3)	1,038	11,541

CAD	$64,690	$159,292

CAD per share (4)	$0.28	$0.76

(1)         The three months ended September 30, 2013 includes depreciation and amortization of $35.0 million including $1.1 million related to unconsolidated ventures, straight-line rental income of $(1.0) million, amortization of above/below market leases of $(0.4) million, amortization of deferred financing costs of $2.0 million, amortization of discount on financings and other of $5.7 million and amortization of equity based compensation of $3.4 million. The nine months ended September 30, 2013 includes depreciation and amortization of $72.7 million including $1.9 million related to unconsolidated ventures, straight-line rental income of $(1.6) million, amortization of above/below market leases of $(1.3) million, amortization of deferred financing costs of $4.9 million, amortization of discount on financings and other of $17.3 million and amortization of equity- based compensation of $13.6 million.

(2)         For CAD, realized discounts on CDO bonds are accreted on an effective yield basis based on expected maturity. For CDOs that were deconsolidated, CDO bond accretion will be included in net income attributable to common stockholders in future reporting periods.

(3)         The three and nine months ended September 30, 2013 represents transaction costs in connection with real estate related acquisitions and includes $0.7 million related to unconsolidated ventures.

(4)         CAD per share does not take into account any potential dilution from exchangeable notes, warrants or restricted stock units that are subject to performance metrics that are not currently achieved.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

Management believes that FFO and AFFO, each of which is a non-GAAP measure, are additional appropriate measures of the operating performance of a REIT and NorthStar in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT), as net income (loss) (computed in accordance with GAAP), excluding gains (losses) from sales of depreciable property, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, impairment on depreciable property owned directly or indirectly and after adjustments for unconsolidated ventures.

NorthStar calculates AFFO by subtracting from or adding to FFO:

•                  transaction costs;

•                  straight-line rental income or expense and fair value lease revenue;

•                  amortization of deferred costs including intangible assets and equity-based compensation;

•                  acquisition gains or losses; and

•                  non-cash unrealized gains (losses).

NorthStar’s calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs.

Neither FFO nor AFFO is equivalent to net income determined in accordance with GAAP.  Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties.  Neither FFO nor AFFO should be considered as an alternative to net income (loss) as an indicator of NorthStar’s operating performance.

NorthStar urges investors to carefully review the GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and quarterly earnings releases.

Funds from Operations (FFO) and Adjusted Funds from Operations
(AFFO) ($ in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Funds from operations:
Income (loss) from continuing operations	$(141,724)	$(151,051)	$(92,518)	$(258,109)
Non-controlling interests(1)	17	645	309	1,185
Net income (loss) before amounts attributable to non-controlling interest in Operating Partnership	(141,707)	(150,406)	(92,209)	(256,924)

Adjustments:
Preferred stock dividends	(15,591)	(6,671)	(39,925)	(17,629)
Depreciation and amortization(2)	33,649	10,530	69,895	32,903
Funds from discontinued operations	(25)	511	(81)	811
Funds from operations	(123,674)	(146,036)	(62,320)	(240,839)

Adjusted funds from operations:
Funds from operations	(123,674)	(146,036)	(62,320)	(240,839)
Transaction costs(3)	1,038	—	11,541	2,433
Straight-line rental income, net(4)	(989)	(485)	(1,600)	(1,323)
Amortization of deferred financing costs	1,964	536	4,930	2,196
Amortization of above/below market leases(5)	(413)	(374)	(1,299)	(946)
Amortization of equity-based compensation	3,420	2,891	13,615	10,049
Unrealized (gain) loss from fair value adjustments	(27,944)	183,467	(15,540)	351,812
(Gain) loss from deconsolidation	254,206	—	254,206	—
Adjusted funds from operations	$107,608	$39,999	$203,533	$123,382

FFO per share of common stock(6)	$(0.53)	$(1.04)	$(0.30)	$(1.90)
AFFO per share of common stock(6)	$0.46	$0.28	$0.98	$0.98

(1)         Amount excludes amounts attributable to non-controlling limited partner interest in NorthStar’s Operating Partnership.

(2)         The three months ended September 30, 2013 and 2012 includes $1.1 million and $0.2 million, respectively, of depreciation and amortization expense of unconsolidated ventures.  The nine months ended September 30, 2013 and 2012 includes $1.9 million and $0.6 million, respectively, of depreciation and amortization expense of unconsolidated ventures.

(3)         The three and nine months ended September 30, 2013 includes $0.7 million of transaction costs related to unconsolidated ventures.

(4)         The three months ended September 2012 includes $0.3 million of straight-line rent expense from unconsolidated ventures.  The nine months ended September 30, 2013 and 2012 includes $0.5 million and $0.8 million, respectively, of straight-line rent expense from unconsolidated ventures.

(5)         Includes immaterial amounts of amortization of above/below market leases of unconsolidated ventures.

(6)         FFO and AFFO per share does not take into account any potential dilution from exchangeable notes, warrants or restricted stock units that are subject to performance metrics that are not currently achieved.

NorthStar Assets Under Management, Including Assets of Deconsolidated CDOs, as of September 30, 2013

($ in thousands)

	Amount(1)%
CRE Debt
First mortgage loans	$473,455	4.7%
Mezzanine loans	111,465	1.1%
Subordinate mortgage interests	145,008	1.4%
Term loans	55,178	0.5%
Subtotal	785,106	7.7%
CRE Debt of N-Star CDOs(2)	699,591	6.9%
Other(3)	108,026	1.1%
Total CRE debt	1,592,723	15.7%

Real Estate
Manufactured housing communities	1,189,500	11.9%
Private equity fund investments(4)	915,502	9.1%
Healthcare	638,033	6.3%
Net lease	401,331	4.0%
Multifamily	367,660	3.7%
Total real estate	3,512,026	35.0%

Asset Management(5)
NorthStar Income	1,714,381	17.0%
NorthStar Healthcare	17,509	0.2%
NorthStar Income II	2,406	0.0%
Total asset management	1,734,296	17.2%

CRE Securities
N-Star CDO bonds	325,723	3.2%
N-Star CDO equity	129,670	1.3%
Other securities	98,651	1.0%
Assets of CRE securities CDOs	1,481,967	14.7%
Total CRE securities	2,036,011	20.2%
Subtotal	8,875,056	88.1%
Assets Underlying Deconsolidated CRE Debt CDOs(6)	1,196,174	11.9%
Grand total	$10,071,230	100.0%

(1)	Based on principal amount of CRE debt and securities investments, fair value of private equity fund investments and N-Star CDO equity investments and cost basis of real estate investments.
(2)	Primarily includes CRE debt investments of the CSE 2006-1 CDO, or CSE CDO.
(3)	Primarily relates to CRE debt investments accounted for as joint ventures.
(4)	Includes the initial and deferred amount of PE Investment II.
(5)	Based on consolidated total assets.
(6)	Based on the respective remittance report issued on date nearest to September 30, 2013. This amount is less $456 milllion of N-Star CDO bonds and N-Star CDO equity reported in CRE securities.

Investments

2013 Year to Date through November 1, 2013

($ in millions)

NorthStar Balance Sheet Investments	Assets	Invested Equity	Expected Current Yield(1)

Opportunistic	$991	$682	19%
Real estate portfolio	1,301	331	14%
CRE loans (2)	486	382	14%

Total / weighted average	$2,778	$1,395	17%

Investments - NorthStar non-traded REITs	$926	$618

Total Investments	$3,704	$2,013

(1) Management provides no assurances that the weighted average life or cash flows of investments will be consistent with management’s expectations or that the CDO bonds, originated loans or other investments, will payoff at par, if at all.

Actual results could differ materially from those presented.

(2) Invested equity and expected current yield reflect expected financing on certain recently closed loan investments.

Balance Sheet Holdings of NorthStar CDO Bonds (1)

As of November 1, 2013

($ in thousands)

Principal
Amount (2)
Based on original credit rating:

AAA	$72,264
AA through BBB	358,531
Below investment grade	176,790
Total	$607,585

Weighted average original credit rating of repurchased CDO bonds	A / A2

Weighted average purchase price of repurchased CDO bonds	32%

(1) Unencumbered N-Star CDO bonds are owned by NorthStar. $282 million of these N-Star CDO bonds and  the corresponding liability of the respective CDO are eliminated on NorthStar’s consolidated financial statements.

(2) Represents the maximum amount of principal proceeds that could be received.  There is no assurance NorthStar will receive the maximum amount of principal proceeds.

Total PE Investment I (1)

($ in millions)

Number of funds	47
Number of general partners	25
June 30, 2012 NAV as a percentage of net cost(2)	66.0%
Reported NAV growth (June 30, 2012 to June 30, 2013)	10.2%
Underlying assets, at cost	$25,250
Implied leverage(3)	53.0%
Expected remaining future capital contributions as of September 30, 2013	$25

	Our Proportionate Share of PE Investment I
	September 30, 2013
	Three	Nine
	Months Ended	Months Ended
Income	$15	$37
Return of capital	3	38
Total distributions(4)	18	75
Contributions	1	19
Net	$17	$56

(1)   Based on financial data reported by the underlying funds as of June 30, 2013, except as otherwise noted.

(2)         Net cost represents total funded capital less distributions received, excluding any distributions in excess of contributions for funds representing 4% of reported NAV.

(3)   Represents implied leverage for funds with investment-level financing, calculated as debt divided by assets at fair value.

(4)   Net of a $3 million reserve for taxes.

PE Investment I by Underlying Investment Type (1)

As of June 30, 2013

Type	%
Lodging	18.0%
Residential/Condo	11.4%
Office	11.2%
Multifamily	9.5%
Cash	8.4%
Debt	8.1%
Land	7.7%
Financial Services	7.6%
Healthcare	5.6%
Operating Companies	4.4%
Other	3.9%
Retail	3.0%
Industrial	1.2%

Total	100.0%

(1)  Based on individual fund financial statements.

Total PE Investment II (1)

($ in millions)

Number of funds	25
Number of general partners	16
September 30, 2012 NAV as a percentage of net cost(2)	70.6%
Reported annualized NAV growth (September 30, 2012 to June 30, 2013)	9.0%
Underlying assets, at cost	$28,400
Implied leverage(3)	37.5%
Expected remaining future capital contributions as of September 30, 2013	$39

Our Proportionate Share of PE Investment II
September 30, 2013
Three
Months Ended
Income	$15
Return of capital	—
Total distributions	15
Contributions	4
Net	$11

(1)         Based on financial data reported by the underlying funds as of June 30, 2013, except as otherwise noted.

(2)         Net cost represents total funded capital less distributions received.

(3)         Represents implied leverage for funds with investment-level financing, calculated as debt divided by assets at fair value.

PE Investment II by Underlying Investment Type (1)

As of June 30, 2013

Type	%
Office	25.9%
Multifamily	21.7%
Retail	15.2%
Lodging	7.0%
Cash	6.9%
Industrial	6.7%
Residential/Condo	5.4%
Land	4.7%
Debt	3.3%
Other	3.2%

Total	100.0%

(1)  Based on individual fund financial statements.

CDOs primarily backed by CRE Debt

($ in thousands)

	Deconsolidated CDOs					Consolidated CDO
	N-Star IV	N-Star VI	N-Star VIII	CapLease		CSE
	Jun-05	Mar-06	Dec-06	Aug-11		Jul-10		Total
Issue/Acquisition Date
Balance sheet as of September 30, 2013 (1)
Assets, principal amount	$336,156	$398,661	$922,457	$156,385		$835,867		$2,649,526
CDO bonds, principal amount (2)	224,170	313,218	699,705	138,612		764,387		2,140,092
Net assets	$111,986	$85,443	$222,752	$17,773		$71,480		$509,434
CDO quarterly cash distributions and coverage tests (3)
Equity notes and retained original below investment grade bonds	$1,266	$2,127	$2,995	$653		$5,638		$12,679
Collateral management and other fees	272	469	977	88		408		2,214

Interest coverage cushion (1)	1,353	2,412	3,490	407		5,750

Overcollateralization cushion (1)	51,951	68,664	138,118	9,137		80,883
At offering	19,808	17,412	42,193	5,987	(4)	(151,595	)(5)

(1)          Based on remittance report issued on date nearest to September 30, 2013.

(2)          Includes all outstanding CDO bonds payable to third parties and all CDO bonds owned by NorthStar.

(3)          Interest coverage and overcollateralization coverage to the most constrained class.

(4)          Based on trustee report as of August 31, 2011, closest to the date of acquisition.

(5)          Based on trustee report as of June 24, 2010, closest to the date of acquisition.

CDOs primarily backed by CRE Securities

($ in thousands)

	Consolidated CDOs
	N-Star I	N-Star III	N-Star V	N-Star IX
	Aug-03	Mar-05	Sep-05	Feb-07	Total
Issue/Acquisition Date
Balance sheet as of September 30, 2013 (1)
Assets, principal amount	$72,492	$189,459	$286,980	$1,003,722	$1,552,653
CDO bonds, principal amount (2)	71,021	118,749	246,243	724,217	1,160,230
Net assets	$1,471	$70,710	$40,737	$279,505	$392,423

CDO quarterly cash distributions and coverage tests (3)
Equity notes and retained original below investment grade bonds	$—	$—	$—	$2,208	$2,208
Collateral management and other fees	35	54	50	757	896

Interest coverage cushion (1)	NEG	NEG	NEG	1,802

Overcollateralization cushion (1)	NEG	NEG	NEG	24,923
At offering	8,687	13,610	12,940	24,516

(1)         Based on remittance report issued on date nearest to September 30, 2013.

(2)         Includes all outstanding CDO bonds payable to third parties and all CDO bonds owned by NorthStar.

(3)         Interest coverage and overcollateralization coverage to the most constrained class.

Reconciliation of Adjusted Book Value

($ in thousands, except per share data)

	Amount	Per Share

Common book value as of September 30, 2013, per share (1)(2)	$1,296,114	$5.21

Depreciation and amortization	223,913	0.90
N-Star CDO bonds and equity (3)	87,899	0.35

Adjusted common book value as of September 30, 2013, per share (1)(2)	$1,607,926	$6.46

(1)         GAAP book value and adjusted book value do not take into consideration any value related to the following: (i) in-place and anticipated advisory fee income streams generated by NorthStar’s sponsored non-traded REITs;  (ii) NorthStar’s wholly owned broker-dealer; (iii)  potential upside in NorthStar’s limited partnership interests in real estate private equity funds; or (iv) potential  appreciation above the original cost basis of our $2.6 billion real estate portfolio. GAAP book value (with respect to deconsolidated CDOs) and adjusted book value (with respect to all CDOs) reflect the fair value of the N-Star CDO equity discounted at 18-20% and assuming no recovery of $177 million of previously recorded loan loss reserves.

(2)         GAAP book value per share and adjusted book value per share  do not take into account any potential dilution from exchangeable notes, warrants or restricted stock units that are subject to performance metrics that are not currently achieved.

(3)         For deconsolidated CDOs, the fair value of N-Star CDO bonds was adjusted to reflect expected recovery value.  For consolidated CDOs,  NorthStar adjusted the GAAP book value (which includes net unrealized fair value gains on the CDO liabilities) to reflect the expected recovery of the CDO bonds and the fair value of the CDO equity at discount rates of 18-20%. Accordingly, we would not expect a change to adjusted book value if currently consolidated CDOs were deconsolidated as of September 30, 2013.

Manufactured Housing Communities Portfolio As of September 30, 2013 ($ in millions)

Total Portfolio

Number of communities	107
Number of pad rental sites	23,146

First year projected NOI	$79
Cost basis (1)	$1,150

NOI related to:
Pad rental sites	94%
Other	6%

WA occupancy	86%

(1) Excludes pre-funded capital expenditures and our partner’s subordinate capital.

Manufactured Housing Communities Portfolio Net Operating Income by Location (1)

As of September 30, 2013

Type	%
Florida	26.2%
Utah (Salt Lake City)	25.5%
Colorado	19.1%
Kansas	8.4%
New York	8.3%
Wyoming	7.0%
Missouri	2.6%
Illinois	2.3%
Arkansas	0.6%

Total	100.0%

(1)   Based on first year projected NOI of pad rental sites.

NRFC NNN Holdings, LLC Portfolio Summary

($ in thousands)

				Remaining			Cost basis
Date			Square	Lease	Cost	Existing	less
Acquired	Tenant or Guarantor of Tenant	Location/MSA	Feet	Term (1)	Basis (2)	Debt	Debt

Nov-2007	Alliance Data Systems Corp.	Columbus, OH	199,112	4.2	$33,829	$22,389	$11,440
Mar-2007	Citigroup, Inc.	Fort Mill, SC/Charlotte	165,000	7.1	34,303	29,257	5,046
Jun-2006	Covance, Inc.	Indianapolis, IN	333,600	12.3	34,519	26,710	7,809
Feb-2007	Credence Systems Corp.	Milpitas, CA/San Jose	178,213	3.4	30,144	20,200	9,944
Sep-2006	Dick’s Sporting Goods, Inc. / PetSmart, Inc. (3)	9 properties	467,971	2.3 - 10.9	64,503	45,070	19,433
Sep-2005	Electronic Data Systems Corp.	2 in MI / 1 in CA / 1 in PA	387,842	2.0	62,718	43,911	18,807
Aug-2005	GSA - U.S. Department of Agriculture	Salt Lake City, UT	117,553	3.6	23,211	13,811	9,400
Jun-2007	Landis Logistics / East Penn	Reading, PA	609,000	2.6 - 4.3	26,223	17,843	8,380
Jul-2006	Northrop Grumman Space & Mission Systems Corp.	Aurora, CO/Denver	183,529	1.7	42,400	31,356	11,044
Mar-2006	Party City Corp. (Amscan) / Lerner Enterprises, Inc.	Rockaway, NJ/ Northern NJ	121,038	1.7 - 3.8	22,221	16,166	6,055
Feb-2006	Quantum Corporation (4)	Colorado Springs, CO	406,207	2.4 - 7.4	27,215	17,029	10,186

Total NRFC NNN Holdings, LLC Portfolio			3,169,065	5.0	$401,286	$283,742	$117,544

(1) Remaining lease term as of September 30, 2013.  Total represents weighted average based on cost basis.

(2) Cost basis includes capitalized expenditures since acquisition.

(3) Six of ten Dick’s Sporting Goods, Inc. / PetSmart, Inc. properties are ground lease interests.

(4) Dollar amounts shown are 50% of total relating to NRFC NNN Holding’s, LLC subsidiary’s 50% interest in a joint venture with an institutional investor.

Portfolio Cash Flow and Tenant Credit Profile

($ in thousands)

	Three Months Ended September 30, 2013				Primary Tenant
Tenant or Guarantor of Tenant	Base Rent	NOI	Debt Service	NOI Less Debt Service	Market Cap (1)	Actual Credit Rating

Alliance Data Systems Corp.	$632	$629	$(455)	$174	10,352	not rated
Citigroup, Inc.	538	534	(512)	22	147,429	A- / A
Covance, Inc.	638	623	(517)	106	4,805	not rated
Credence Systems Corp.	716	711	(447)	264	312	not rated
Dick’s Sporting Goods, Inc. / PetSmart, Inc.	1,335	1,316	(973)	343	6,543	not rated (2)
Electronic Data Systems Corp.	1,508	1,503	(824)	679	13,900	not rated
GSA - U.S. Department of Agriculture	648	437	(302)	135	N/A	implied AAA
Landis Logistics / East Penn	377	330	(332)	(2)	N/A	not rated
Northrop Grumman Space & Mission Systems Corp.	887	887	(617)	270	21,514	BBB+/Baa2
Party City Corp. (Amscan) / Lerner Enterprises, Inc.	468	468	(303)	165	362	B/B2 (3)
Quantum Corporation (50%)	479	474	(326)	148	340	not rated

Total	$8,226	$7,912	$(5,608)	$2,304

1) Based on information from Bloomberg at close of market on September 30, 2013 and presented in millions.

(2) Dick's Sporting Goods, Inc. is not rated by the major credit rating agencies.  PetSmart, Inc. is rated BB+ by S&P.

(3) The Party City Corp. lease is guaranteed by Amscan Holdings, Inc. which has a B/B2 credit rating by S&P and Moody’s, respectively.

Safe Harbor Statement

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Such statements include, but are not limited to, adverse economic conditions and the impact on the commercial real estate industry; access to debt and equity capital and our liquidity; our use of leverage; our ability to meet various coverage tests with respect to our CDOs; our ability to obtain mortgage financing on our real estate portfolio; the affect of economic conditions on the valuations of our investments; our ability to source and close on attractive investment opportunities; our ability to maintain or increase our dividend; our ability to grow our asset management business by raising capital for, and effectively implementing the business plans of, the companies we sponsor and advise in particular our sponsored companies; our ability to grow our asset management business beyond existing non-traded REITs; whether we will realize any potential upside in our limited partnership interest in real estate private equity funds or any appreciation above our original cost basis of our real estate portfolio; performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash generated from these investments and available for distribution; whether we will produce higher CAD per share in the coming quarters, or ever; the impact of economic conditions on the borrowers of the commercial real estate debt we originate and acquire the commercial mortgage loans underlying the commercial mortgage backed securities in which we invest, as well as on the tenants/operators of our real property that we own; our ability to realize the value of the bonds we have purchased and retained in our CDO financing transactions and other securitized financing transactions and our ability to complete securitized financing transactions on terms that are acceptable to us, or at all; our ability to realize current and expected return over the life of our investments; any failure in our due diligence to identify all relevant facts in our underwriting process or otherwise; credit rating downgrades; tenant/operator or borrower defaults or bankruptcy; illiquidity of properties in our portfolio; our ability to manage our costs in line with our expectations and the impact on our cash available for distribution; environmental compliance costs and liabilities; effect of regulatory actions, litigation and contractual claims against us and our affiliates, including the potential settlement and litigation of such claims; competition for investment opportunities; our ability to close the remaining interests in private equity real estate funds described in this press release; regulatory requirements with respect to our business and the related cost of compliance; the impact of any conflicts arising from our asset management business; changes in laws or regulations governing various aspects of our business; the loss of our exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended; competition for qualified personnel and our ability to retain key personnel; the effectiveness of our portfolio management systems; failure to maintain effective internal controls; compliance with the rules governing real estate investment trusts; and the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 under the heading “Risk Factors.”

The foregoing list of factors is not exhaustive. All forward-looking statements included in this press release are based upon information available to us on the date hereof and we are under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

Factors that could have a material adverse effect on our operations and future prospects are set forth in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The factors set forth in the Risk Factors section and otherwise described in our filings with United States Securities and Exchange Commission could cause our actual results to differ significantly from those contained in any forward-looking statement contained in this press release.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772